EXHIBIT 107

Calculation of Filing Fee Tables

S-1

AIMEI HEALTH TECHNOLOGY CO., LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units, each consisting of one ordinary share, $0.0001, and one right to receive one-fifth of one ordinary share (2	Rule 457(o)	5,750,000		$10.00	$57,500,000	$0.00011020	$6,336.50	(6)
Equity	Ordinary shares included as part of the units(3)	Rule 457(g)	5,750,000		—	—	—	—	(4)
Other	Whole Rights includes as part of the units(3)	Rule 457(g)	575,000					—	(4)
Equity	Ordinary shares underlying the rights included as part of the units(3)	Rule 457(o)	575,000		$10.00	$5,750,000	$0.00011020	633.65	(6)
Equity	Ordinary shares underlying the rights included as part of the units(3)	Rule 457(o)	575,000	(1)	10.00	5,750,000	0.0001476	848.70	(5)
Equity	Representative Shares Rule 457(a)		57,500		10.00	$575,000	$0.00011020	$63.36	(6)
Total Offering Amounts						$69,575,000.00		$7,882.21	(6)
Total Fees Previously Paid (7)								$12,498.74
Total Fee Offsets								$12,498.74
Net Fee Overage								4,616.53

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Representing 5,750,000 units including 5,000,000 units to be issued in the offering and up to 750,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share, three-quarters of one redeemable warrant and one-fifth of one right.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	Representing ordinary shares underlying rights included as part of the units that were not previously registered. Previously a registration fee was paid on rights with a term whereby each right entitled the holder thereof to receive 1/10th of one ordinary share. The terms of the rights have been amended whereby each right entitled the holder there to receive 1/5th of one ordinary share.

(6)	Previously Paid.

(7)	Includes fees previously paid for 4,312,500 ordinary shares underlying redeemable warrants which are no longer being registered as warrants will not be included as part of the Units.